As filed with the Securities and Exchange Commission on June 20, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

XTENT, INC.

(Exact name of Registrant as specified in its charter)

Delaware	41-2047573
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

125 Constitution Drive
Menlo Park, CA 94025-1118
(650) 475-9400
(Address including zip code, and telephone number, including area code, of principal executive offices)

2006 EQUITY INCENTIVE PLAN

(Full title of the plans)

Gregory D. Casciaro

President and Chief Executive Officer

XTENT, Inc.

125 Constitution Drive

Menlo Park, CA 94025-1118

(650) 475-9400

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

Philip H. Oettinger, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

(650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Maximum Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock $0.001 par value per share	900,000 shares	(2)	$2.94	(3)	$2,646,000.00	$103.99
TOTAL	900,000 shares		—		$2,646,000.00	$103.99

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of common stock of XTENT, Inc. (the “Registrant”) that become issuable under its 2006 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2)	This subtotal represents the number of shares to be granted under the 2006 Equity Incentive Plan.

(3)

Estimated in accordance with paragraphs (c) and (h) of Rule 457 solely for the purpose of calculating the total registration fee. Computation based upon the average of the high and low prices of the common stock as reported on the NASDAQ Global Market on June 18, 2008.

XTENT, INC.

REGISTRATION STATEMENT ON FORM S-8

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.        Incorporation of Documents by Reference.

There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed by XTENT, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “SEC”):

(1)           The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the SEC on March 17, 2008, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(2)           The description of the Registrant’s common stock shares contained in the Registrant’s Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act, and as declared effective on January 31, 2007, including any amendment or report filed for the purpose of updating such description;

(3)           The information contained in the Registrant’s Statement on Form S-8 (File No. 333-140412) filed on February 2, 2007.

(4)           The information contained in the Registrant’s Statement on Form S-8 (File No. 333-149765) filed on March 17, 2008.

(5)           The Registrant’s Form 8-K, as filed with the SEC on June 20, 2008, pursuant to Section 13 or 15(d) of the Exchange Act.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K subsequent to the date hereof shall not be incorporated by reference into this Registration Statement, except as to specific sections of such statements as set forth therein.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.        Description of Securities.

Not applicable.

Item 5.        Interests of Named Experts and Counsel.

Certain members of, and investment partnerships comprised of members of, and persons associated with, Wilson Sonsini Goodrich & Rosati, P.C. own an interest representing less than 0.2% of the Registrant’s outstanding common stock.

Item 6.        Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law provides in relevant part that “[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.”  With respect to derivative actions, Section 145(b) of the Delaware General Corporation Law provides in relevant part that “[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor . . . [by reason of such person’s service in one of the capacities specified in the preceding sentence] against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.”

The Registrant’s Certificate of Incorporation and Bylaws as currently in effect provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted under the Delaware General Corporation Law, except that the Registrant will not be required to indemnify such person if the indemnification sought is in connection with a proceeding initiated by such person without the authorization of the board of directors.  As permitted by the Registrant’s Bylaws, the Registrant has obtained insurance on behalf of its directors and officers against liability arising out of his or her actions in such capacity, regardless of whether the Registrant has the power to indemnify such individual against such liability under the provisions of the Delaware General Corporation Law.

The Registrant has entered into, and intends to enter into in the future, indemnification agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law, subject to certain exceptions, as well as certain additional procedural protections.

The Amended and Restated Investors’ Rights Agreement dated May 5, 2006, as amended (the “Rights Agreement”), between the Registrant and certain investors provides for indemnification of the Registrant’s directors and officers in connection with registration of the Registrant’s common stock under the Rights Agreement.

The indemnification provision in the Registrant’s Certificate of Incorporation, Bylaws and Rights Agreement and the indemnification agreements entered into between the Registrant and the Registrant’s directors and executive officers, may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities arising under the Securities Act.

See also the Registrant’s undertakings under Item 9 of this Registration Statement.

Item 7.        Exemption from Registration Claimed.

Not applicable.

Item 8.        Exhibits.

Exhibit Number	Description
4.1*	Specimen Common Stock certificate of the Registrant.
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
10.2*	2002 Stock Plan.
10.3*	2006 Equity Incentive Plan.
10.4*	2006 Employee Stock Purchase Plan.
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (see Exhibit 5.1).
24.1	Power of Attorney (see page II-4).

*     Incorporated by reference to exhibits filed with the Registrant’s Registration Statement on Form S-1, as amended (Registration No. 333-136371), as declared effective on January 31, 2007.

Item 9.        Undertakings.

A.            The Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.            The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on this 20th day of June, 2008.

XTENT, INC.

By:	/s/ Gregory D. Casciaro
Gregory D. Casciaro
President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gregory D. Casciaro and Timothy D. Kahlenberg, jointly and severally, as his attorneys-in-fact, with full power of substitution in each, for him in any and all capacities to sign any amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gregory D. Casciaro	President, Chief Executive Officer and	June 20, 2008
Gregory D. Casciaro	Director (Principal Executive Officer)

/s/ Timothy D. Kahlenberg	Chief Financial Officer (Principal	June 20, 2008
Timothy D. Kahlenberg	Accounting Officer)

/s/ Henry A. Plain, Jr.	Director, Chairman of the Board	June 20, 2008
Henry A. Plain, Jr.

Director
Arthur T. Taylor

/s/ Michael A. Carusi	Director	June 20, 2008
Michael A. Carusi

/s/ Michael Eagle	Director	June 20, 2008
Michael Eagle

/s/Robert E. Flaherty	Director	June 20, 2008
Robert E. Flaherty

/s/ Edward W. Unkart	Director	June 20, 2008
Edward W. Unkart

Director
Allan R. Will

/s/ Christopher M. Smith	Director	June 20, 2008
Christopher M. Smith

INDEX TO EXHIBITS

Exhibit Number	Description
4.1*	Specimen Common Stock certificate of the Registrant.
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
10.2*	2002 Stock Plan.
10.3*	2006 Equity Incentive Plan.
10.4*	2006 Employee Stock Purchase Plan.
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (see Exhibit 5.1).
24.1	Power of Attorney (see page II-4).

* Incorporated by reference to exhibits filed with the Registrant’s Registration Statement on Form S-1, as amended (Registration No. 333-136371), as declared effective on January 31, 2007.